Exhibit 10.57.a

CONTRACT OF SALE

between

UNITED LITHO, INC.

and

Beaumeade Development Partners LLC , or assigns

dated

February 3, 2011

LIST OF EXHIBITS

Exhibit A                Description of Property

Exhibit B                Escrow Agreement

Exhibit C                Confidentiality Agreement

i

CONTRACT OF SALE

THIS CONTRACT OF SALE (hereinafter referred to as “Contract”) is hereby entered into as of this 3rd day of February, 2011 (the “Effective Date”), by and between UNITED LITHO, INC., a Maryland corporation (hereinafter referred to as the “Seller”), and Beaumeade Development Partners, LLC, a Virginia limited liability company, (hereinafter referred to as the “Buyer”).

RECITALS:

A.            Seller is the owner of that certain tract of land containing approximately 5.25 acres located in Loudoun County, Virginia (the “County”), which includes one (1) industrial building containing approximately 70,000 square feet, and having an address of 21800 Beaumeade Circle, Ashburn, Virginia, as more particularly described on Exhibit “A” attached hereto and incorporated herein by this reference (said tract of land, together with such one (1) industrial building and all improvements and fixtures thereon and all rights, privileges, easements, benefits and agreements appurtenant thereto, are hereinafter collectively referred to as the “Property”, and such one (1) industrial building and all other improvements and fixtures located on said tract of land are hereinafter sometimes collectively referred to as the “Improvements”).

B.            Seller desires to sell the Property and Buyer desires to purchase the Property in accordance with the terms and conditions hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual rights and obligations hereunder and the Deposit (as hereinafter defined), Buyer hereby agrees to buy and Seller hereby agrees to sell the Property upon the terms and conditions hereinafter set forth.

1.     Deposit.  On the Effective Date of this Contract, Buyer shall deliver to Loudoun Commercial Title (the “Escrow Agent”) at 108 South Street, SE, Suite G, Leesburg, Virginia, a deposit (the “Deposit”) in the amount of Fifty Thousand and No/100 Dollars ($50,000.00) by wire transfer of funds or certified check.  On or before the expiration of the Study Period set forth in Paragraph 3 below, Buyer shall deliver to Escrow Agent an additional deposit in the amount of Three Hundred Sixty-eight Thousand and No/100 Dollars ($368,000.00), and upon delivery of such additional deposit, the total amount of the Deposit shall be Four Hundred Eighteen Thousand and No/100 Dollars ($418,000.00) for all purposes hereunder.  If Buyer fails to deliver either portion of the Deposit to Escrow Agent on or before the date such payment is due under this Contract, Seller shall be entitled to terminate this Contract by delivery of written notice thereof to Buyer whereupon any portion of the Deposit previously paid by Buyer shall be delivered to Seller and the parties hereto shall have no further rights or obligations hereunder.  Escrow Agent shall hold the Deposit in a federally insured interest-bearing account reasonably acceptable to Seller and Buyer at a bank or other financial institution reasonably acceptable to Seller and Buyer, and all interest accruing on the Deposit shall be deemed to be a part of the Deposit for all purposes hereunder.  Escrow Agent shall hold the Deposit in accordance with the terms of the escrow agreement attached hereto as Exhibit “B” and incorporated herein by reference which shall be executed by Seller, Buyer and Escrow Agent contemporaneously with delivery of the Deposit by Buyer to Escrow Agent.

2.     Purchase Price; Payment. The purchase price for the Property and all other rights and properties transferred, assigned or conveyed by Seller to Buyer hereunder (the “Purchase Price”) shall be Four Million One Hundred Eighty and No/100 Dollars ($4,180,000.00).  The entire Purchase Price shall be payable by Buyer to Seller in cash or by certified or bank cashier’s check or wire transfer of funds at Closing (as hereinafter defined).  The Deposit shall be paid to Seller and applied to the Purchase Price at Closing.

3.     Entry onto Property; Study Period. Commencing on the Effective Date of this Contract and during the Study Period, Buyer and Buyer’s agents, employees, consultants and contractors (collectively, “Buyer’s Agents”), at Buyer’s sole cost and expense, shall have reasonable access to the Property during normal business hours for the purpose of conducting such surveys, soil borings, soil analyses, a Phase I environmental study, engineering tests and studies, economic and/or topographic tests, studies and/or investigations and any other tests, studies and/or investigations with respect to the Property or the Improvements located thereon as Buyer may deem necessary, provided that Buyer agrees to provide to Seller at least three  (3) business days prior notice of Buyer’s and/or Buyer’s Agents’ intention to enter upon the Property to conduct any tests and studies in order to permit a representative of Seller (as determined by Seller’s contact Mr. Moore or Mr. Jakobe identified below) to accompany Buyer onto the Property if Seller desires to do so.   All communications from Buyer or Buyer’s Agents shall be directed solely to Mr. Robert Moore at rmoore@moore strategygroup.com or in the event that Mr. Moore is unavailable, Buyer or Buyer’s Agents may contact Robert Jakobe at bob.jakobe@sheridan.com.  In no event shall Buyer or Buyer’s Agents contact any other individual for any purpose whatsoever relating to this Contract.  Failure of Buyer to comply with the foregoing terms of this Contract relating to access to the Property shall constitute a default hereunder and Seller shall have the remedies set forth in Paragraph 16.

Further, Buyer’s rights under this paragraph to conduct studies are subject to the following additional conditions:  (i) Buyer shall promptly repair any damage to the Property (including the Improvements) caused in connection with such tests and studies, (ii) Buyer and

Buyer’s Agents shall conduct such tests and studies and enter upon the Property (including the Improvements) pursuant to this Paragraph 3 in a manner which does not interfere with or disrupt the use and occupancy of the Improvements or interfere with the operation of the Property (including the Improvements) by Seller or any other parties on the Property, and (iii) Buyer and Buyer’s Agents shall not conduct any invasive testing on the Property (including the Improvements) without Seller’s prior written consent, in Seller’s sole discretion.

Prior to Buyer or Buyer’s Agents entering upon the Property to perform any tests, studies or other investigations pursuant to this Paragraph 3, Buyer shall provide to Seller evidence reasonably acceptable to Seller that Buyer has adequate liability insurance coverage in an amount of at least Two  Million and No/100 Dollars ($2,000,000.00) and worker’s compensation insurance coverage (to the extent applicable) to cover Buyer’s and Buyer’s Agents’ activities on the Property and Buyer’s indemnification and repair obligations under this Paragraph 3, with Seller being named as an additional insured under such policies of insurance.

In the event that Buyer determines, in its sole discretion, that the results of the tests and studies conducted by Buyer or by Buyer’s Agents pursuant to this Paragraph 3 indicate that the Property is not suitable for Buyer’s intended use thereof, then Buyer may terminate this Contract by delivery of written notice thereof to Seller on or before the expiration of seventy-five (75) days after the Effective Date of this Contract  (the “Study Period”), and thereupon the parties hereto shall have no further rights or obligations hereunder except for the Surviving Obligations (as defined below) and the Deposit shall be returned to Buyer.  Buyer’s failure to deliver such termination notice to Seller on or before the expiration of the Study Period shall be conclusively deemed to constitute a waiver by Buyer of its right to terminate this Contract pursuant to this Paragraph 3.

Buyer shall indemnify, defend and hold Seller harmless from and against all costs, expenses, liabilities and causes of action incurred by Seller or asserted against Seller for personal injury, property damage or any other claim or cause of action (including, without limitation, court costs and actual attorneys’ fees) in connection with the tests and studies conducted by Buyer or by Buyer’s Agents and Buyer’s or Buyer’s Agents’ entry upon the Property pursuant to this Paragraph 3.  In the event that Buyer terminates this Contract during the Study Period pursuant to this Paragraph 3 or if Closing does not occur under this Contract for any reason other than as a result of a default or breach by Seller hereunder, then within three (3) business days after termination of this Contract, Buyer (at no cost or expense to Seller) agrees to deliver to Seller true and complete copies of all tests, studies and other reports produced by Buyer or obtained by Buyer with respect to the Property, without any representations or warranties, express or implied, with respect to the accuracy or completeness of any information or conclusions contained therein.  Notwithstanding anything contained herein to the contrary, Buyer’s repair, indemnification and delivery obligations under this Paragraph 3 (collectively, the “Surviving Obligations”) shall survive termination of this Contract (regardless of the reason for termination), and Buyer’s repair and indemnification obligations under this Paragraph 3 shall survive Closing.

4.     Availability of Documents; “AS IS” Conveyance.  Not later than five (5) days after the Effective Date of this Contract, Seller shall make available to Buyer (and during the term of this Contract shall continue to make available to Buyer), at no cost or expense to Buyer, the following documents which are in the possession or control of Seller (collectively, the “Seller’s Documents”), all of which will be made available by Seller to Buyer (either directly from Seller or from the originator of such documents at Seller’s direction, but at no cost to Seller) for informational purposes only and without any representations or warranties, express or implied, with respect to the accuracy or completeness of any information or conclusions contained therein:

(a)   the most current title insurance commitment or title policy for the Property;

(b)   the most recent real estate tax bills and any special assessments or notices relating to the Property;

(c)   the most recent survey and as-built survey, plans, site plans, subdivision plans, construction plans,  engineering plans, specifications and architectural plans and renderings for the Property (collectively, the “Engineering Materials”);

(d)   all service contracts, construction and development contracts, maintenance contracts, engineering contracts, landscaping contracts, architectural contracts and all other contracts, agreements and other documents pertaining to the operation, maintenance, and management of the Property in effect with respect to the Property as of the Effective Date of this Contract, together with all amendments, modifications and extensions thereof (collectively, the “Service Contracts”);

(e)   occupancy permits, use permits and other governmental permits and authorizations relating to the use and operation of the Property (collectively, the “Permits”);

(f)    all warranties and guaranties relating to the Property, if any (collectively, the “Warranties”); and

(g)   any notices received from any governmental authorities or other parties relating to any violations or alleged violations relating to the Property.

EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS CONTRACT, BUYER EXPRESSLY ACKNOWLEDGES THAT SELLER WILL BE TRANSFERRING

AND CONVEYING THE PROPERTY (INCLUDING THE IMPROVEMENTS) AND ALL OTHER RIGHTS AND PROPERTIES TRANSFERRED, ASSIGNED OR CONVEYED BY SELLER TO BUYER HEREUNDER AT CLOSING IN AN “AS IS, WHERE IS” CONDITION, WITHOUT ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED.

5.     Closing Date.  Closing under the terms of this Contract (“Closing”) shall be held at the offices of Escrow Agent, or such other location in the Washington, D.C. metropolitan area selected by Buyer and reasonably acceptable to Seller, on  October 31, 2011 or such other date mutually acceptable to Buyer and Seller (the date Closing actually takes place is the “Closing Date”).  Deposit with the party conducting Closing of the cash required at Closing, the Deed (as hereinafter defined), and such other documents as are required to consummate Closing hereunder shall be considered good and sufficient tender of performance of the terms of this Contract. Notwithstanding the foregoing, Seller or Buyer may, with notice to the other party at least two business days prior to October 31, 2011, extend the Closing Date to November 30, 2011.

6.     Conveyance.  The Property is to be conveyed by Special Warranty Deed (the “Deed”) to Buyer at Closing.

7.     Expenses.  In addition to the allocation between Seller and Buyer of other expenses under this Contract, the cost of the preparation of the Deed, the cost of obtaining releases of all monetary liens encumbering the Property not caused by Buyer’s or Buyer’s Agents’ tests, studies or other activities on the Property, and Seller’s attorneys’ fees will be paid by Seller, and Buyer shall pay all expenses of examination of title, Survey (as hereinafter defined) acquired by Buyer pursuant to Section 9 hereof, all reasonable fees, charges and expenses of the party conducting Closing, the title insurance premium, the cost of preparation of all transfer documents (other than the Deed), Buyer’s attorneys’ fees and all other Closing expenses.  All recording and transfer taxes and fees shall be paid one-half (1/2) by Seller and one-half (1/2) by Buyer, except that all recording and transfer taxes and fees in connection with any financing obtained by Buyer shall be paid solely by Buyer.

8.     Prorations.  Real estate taxes, special assessments, all operating and utility costs with respect to the Property, charges under any Service Contracts and any other expenses in connection with the maintenance and operation of the Property are to be prorated to the Closing Date and paid to or by Buyer thereafter, with Seller being treated as the owner of the Property on the Closing Date for purposes of such prorations, as follows:

(a)         Taxes.  Real estate taxes, personal property taxes and assessments for the year in which Closing is held shall be prorated as of the Closing Date and paid by Buyer thereafter.

(b)        Utilities.  Prior to Closing, Buyer and Seller shall notify all public and private utilities providing services to the Property of the prospective change in ownership and direct that all future billings for such utilities be made to Buyer or its designee, at a specified address, with no interruption of service.

(c)           Operating Costs.  Buyer and Seller hereby acknowledge and agree that the amounts of all telephone, electric, sewer, water and other utility bills, trash removal bills, janitorial and maintenance service bills and all other operating expenses relating to the Property and allocable to the period prior to the Closing Date (collectively, “Seller’s Utilities”) shall be determined and paid by Seller before Closing, if possible, or shall be paid thereafter by Seller or adjusted between Buyer and Seller after the same have been determined.  Seller shall attempt to have all utility meters read as of the Closing Date.  Seller shall further use reasonable efforts to obtain from the provider of Seller’s Utilities all other service statements and bills of account.  Buyer shall cause all Seller’s Utilities to be placed in Buyer’s name as of the Closing Date

9.     Title.  Title to the Property is to be good of record and in fact, fully marketable and insurable by a recognized title insurance company of Buyer’s selection authorized to do business in the Commonwealth of Virginia at regular rates without exception, except for such matters which Buyer determines, in its reasonable discretion, will not materially impair Buyer’s intended use of the Property.  Buyer agrees to obtain a title report or title commitment covering the Property within the Study Period (the “Title Commitment”), together with a current survey of the Property (the “Survey”).  Pursuant to Section 4 (c) of this Agreement, Seller shall provide to Buyer a copy of any existing survey of the Property in Seller’s possession or control.  Buyer shall identify in writing to Seller on or before the expiration of the Study Period any matters reflected on the Title Commitment or on the Survey which are not acceptable to Buyer as set forth above (“Title Objections”).  Any matters reflected on the Title Commitment or on the Survey which are not identified as Title Objections by Buyer on or before the expiration of the Study Period (or any title or Survey matters existing on the final day of the Study Period if Buyer fails to obtain a Title Commitment and/or a Survey on or before the expiration of the Study Period) shall be conclusively deemed to be acceptable to Buyer for all purposes under this Contract and shall be deemed to be “Permitted Exceptions” for all purposes under this Contract.  Seller agrees to diligently attempt to remedy any Title Objections identified by Buyer as set forth above, but Seller shall not be required to expend in excess of the aggregate amount of Ten Thousand and No/100 Dollars ($10,000.00) or pursue litigation to cure Title Objections (provided, however, that such $10,000.00 limitation (if on Seller’s obligation to cure Title Objections does not apply to monetary liens created by Seller, which Seller shall be required to cause to be released at or prior to Closing).  In the event that Seller is unable to cure any Title Objections on or before the Closing Date hereunder, then Buyer shall, at its option, either (i) terminate this Contract by delivery of written notice thereof to Seller, whereupon Seller and Buyer shall have no further rights or obligations hereunder other than the Surviving Obligations and the Deposit shall be returned to Buyer, or (ii) waive such Title Objections and proceed to Closing on the Closing Date without reduction in the Purchase Price, in which event such waived Title Objections shall thereafter be deemed to be Permitted Exceptions under this Contract.  . Upon Seller’s written request, not earlier than the 60th day of the Study Period, Buyer shall confirm in writing within five business days of such request whether Buyer is satisfied that any Title Objections have been cured, whether Buyer has elected option (i) of the previous sentence or whether Buyer has elected option (ii) of the previous sentence, which confirmation shall be irrevocable when given.

10.   Representations and Warranties of Seller and Buyer.

A.            Seller warrants and represents to Buyer as follows:

(i)            Seller has not received actual written notice of any current violations of law or municipal ordinances, orders or requirements noted or issued by any governmental department or authority having jurisdiction over or affecting the Property.

(ii)           All bills and claims for labor performed and materials furnished to or for the benefit of the Property at Seller’s request for all periods prior to the Effective Date of this Contract have been (and as of the Closing Date will be) paid in full, and on the Closing Date there shall be no mechanics’ liens or materialmen’s liens, whether or not perfected, on or affecting any portion of the Property relating to any labor performed or materials furnished at Seller’s request, and if there shall be any such liens, Seller shall obtain the release of the same (or post an appropriate bond) on or before the Closing Date so that Buyer’s owner’s policy of title insurance shall contain no exception for such liens.  However, any bills, claims or liens relating to or arising from Buyer’s or Buyer’s Agents’ pre-Closing activities on the Property are expressly excluded from the provisions of this warranty.  In connection therewith, Seller agrees, at Closing, to execute any affidavits and/or customary agreements which may be reasonably required by Buyer’s title insurance company (in form and substance reasonably acceptable to Seller) in order for Buyer to obtain from such title insurance company an owner’s policy of title insurance covering the Property without exception for mechanics’ liens for labor performed or materials furnished at Seller’s request or rights of parties in possession.

(iv)          To Seller’s actual knowledge, there is no pending or threatened condemnation or similar proceeding affecting the Property or any part thereof.

(v)           Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and authorized to transact business in the Commonwealth of Virginia.  Seller has the power to enter into this Contract and to consummate the transaction contemplated herein, and the execution of this Contract and the consummation of the transaction contemplated herein do not violate any of the terms and provisions of the organizational documents of Seller or any agreement, contract or other instrument to which Seller is a party or is bound.  The party executing this Contract on behalf of Seller has the authority to execute this Contract on Seller’s behalf and to bind Seller hereunder.

(vi)          Seller has received no actual written notice of any special assessments having been levied, threatened or pending against all or any part of the Property.

(vii)         Seller has received no actual written notice of any legal actions, suits, zoning or rezoning actions, or other legal or administrative proceedings pending or threatened against Seller (including, without limitation, any voluntary or involuntary actions or suits pursuant to state or federal bankruptcy or other creditors’ rights laws, statutes, rules or regulations) or affecting the Property before any federal, state, County or municipal department, commission, board, bureau, agency or other governmental instrumentality.

(viii)        To Seller’s actual knowledge, there are no parties in possession of any portion of the Property as lessees, tenants at will or at sufferance, trespassers or otherwise, and other than the rights of any third parties as may be reflected in the County land records or other public records.

B.            Buyer warrants and represents to Seller as follows:

(i)          Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of  Virginia and has full power and authority to conduct business and is in good standing under the laws of the Commonwealth of Virginia.  Buyer has the power to enter into this Contract and to consummate the transaction contemplated herein.  Buyer possesses the funds to pay the Purchase Price at Closing and the execution of this Contract and the consummation of the transaction contemplated herein do not violate any of the terms and provisions of the organizational documents of Buyer or any agreement, contract or other instrument to which Buyer is a party or is bound.  The party executing this Contract on behalf of Buyer has the authority to execute this Contract on Buyer’s behalf and to bind Buyer hereunder.

(ii)         Buyer has not received any actual written notice of any legal actions, suits, claims, or other legal or administrative proceedings pending or threatened against Buyer (including, without limitation, any voluntary or involuntary actions or suits pursuant to state or federal bankruptcy or other creditors’ rights laws, statutes, rules or regulations) which might adversely affect Buyer’s ability to consummate the transaction contemplated by this Contract.

C.          It shall be a condition precedent to Seller’s and Buyer’s obligation to close hereunder that all of the representations and warranties of the other party contained in this Paragraph 10 and in Paragraph 11 below shall be true and correct in all material respects on the Closing Date, just as though the same were made at such time.  If at any time during the term of this Contract Buyer or Seller learns or becomes aware of the fact that any of its representations and warranties set forth herein are no longer true and correct in any material respect, then such party agrees to promptly provide written notice thereof to the other party.

D.         In the event that prior to the Closing Date hereunder Buyer or Seller learns or is informed that any of the representations and warranties of the other party (the “Breaching Party”) set forth in this Paragraph 10 or in Paragraph 11 below are not true and correct in any material respect, then the non-Breaching Party, at its option, shall either (a) terminate this Contract by delivery of written notice thereof to the Breaching Party and thereupon the Deposit shall be delivered to Seller as liquidated damages pursuant to Paragraph 16(a) below (if Buyer is the Breaching Party) or returned to Buyer (if Seller is the Breaching Party) and the parties hereto shall have no further rights or obligations hereunder except for the Surviving Obligations, or (b) waive the breach and proceed to Closing hereunder.

E.          Buyer expressly acknowledges that at any time that Seller is making a representation or warranty in this Paragraph 10, in Paragraph 11 below or under any other provision of this Contract to “Seller’s actual knowledge” or other similar language, that Seller shall be deemed to be making such representation or warranty to Seller’s actual knowledge without any independent investigation whatsoever with respect to the subject matter of the representation or warranty.

F.          The representations and warranties of Seller and Buyer set forth in this Paragraph 10 and in Paragraph 11 below shall survive Closing for a period of six (6) months and shall thereafter be deemed to have merged into the Deed executed and delivered by Seller to Buyer at Closing.

11.   Environmental Matters.  Seller hereby expressly represents and warrants to Buyer that to Seller’s actual knowledge no hazardous substances or hazardous materials have been released, deposited, stored or placed in, on, under or above the Property during Seller’s ownership of the Property or prior to Seller’s ownership thereof, and to Seller’s actual knowledge no such hazardous substances or hazardous materials currently exist in, on, under or above the Property such that their existence would violate applicable laws, ordinances, statutes and regulations.  Notwithstanding the foregoing provisions of this Paragraph, the parties acknowledge that the Property has been operated as a printing manufacturing site and that chemicals and other substances or materials customarily used in the normal course of such operation have been used and will be present on the Property prior to Closing; however, to Seller’s actual knowledge, the existence of such chemicals and other substances or materials is not in violation of applicable laws, ordinances, statutes and regulations.  Further, prior to Closing, Seller will remove such chemicals or other substances or materials (to the extent removable), so that no violation of applicable laws, ordinances, statutes and regulations occurs as a result of their continued presence on the Property.   As used herein, all references to hazardous materials and raw materials, products or waste of a toxic or hazardous nature shall mean and refer to hazardous waste as that term is defined in the Resource Conservation and Recovery Act of 1976 (42 U.S.C.

Section 6901, et. seq.), the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 U.S.C. Section 9601, et. seq.), or under any other federal, state or local law, ordinance, statute, rule or regulation, including, without limitation, any asbestos or asbestos-related products and any oils or pesticides.

12.   Conditions to Closing.  Buyer’s obligation to proceed to Closing is expressly contingent upon the satisfaction of the following conditions:

(a)   There shall have occurred no material adverse change in the physical condition of the Property from the condition which existed as of the final day of the Study Period, unless such material adverse change resulted from the tests, studies or other activities conducted by Buyer or Buyer’s Agents on the Property.

(b)  Title to the Property at Closing shall be subject to no exceptions other than the Permitted Exceptions.  After the Effective Date hereof, Seller shall not have (a) granted any easements and/or rights-of-way and/or other encumbrances over or through the Property, (b) entered into any new Service Contracts affecting all or any portion of the Property or amended, canceled or modified any existing Service Contracts (but Seller shall be entitled to cancel any Service Contracts in the event that the other party under the Service Contracts are in default thereunder and also to renew any existing Service Contracts if the terms thereof will expire prior to Closing), or (c) entered into any agreements or any proffers or other commitments affecting the Property, without in each instance obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

In the event that on the Closing Date any of the foregoing conditions remain unsatisfied, then Buyer, at its option, shall either (a) terminate this Contract by delivery of written notice thereof to Seller, and thereupon the parties hereto shall have no further rights or obligations hereunder other than the Surviving Obligations and the Deposit shall be returned to Buyer, or (b) waive the satisfaction of such condition(s) and proceed to Closing hereunder on the Closing Date.

13.   Seller’s Obligations at Closing.  At the Closing hereunder, Seller shall do the following:

(a)   Execute and deliver the Deed.

(b)           Execute and deliver an Assignment of Service Contracts, assigning to Buyer all of Seller’s right, title and interest under the Service Contracts, and Buyer shall assume Seller’s obligations under the Service Contracts as of the Closing Date.  Seller shall indemnify, defend and hold Buyer harmless from and against any and all costs, expenses, liabilities and causes of action arising or accruing under such Service Contracts prior to the Closing Date, and Buyer shall indemnify, defend and hold Seller harmless from and against any and all costs, expenses, liabilities and causes of action arising or accruing under such Service Contracts on or after the Closing Date

(b)   Execute and deliver an Assignment, whereby Seller shall assign to Buyer, to the extent assignable, all of Seller’s right, title and interest in and to (a) all Warranties, (b) all Permits, and (c) all Engineering Materials.

(c)   Deliver to Buyer a certified resolution and/or any other evidence reasonably required by Buyer or by Buyer’s title insurance company evidencing that the party executing this Contract and all Closing documents on behalf of Seller is duly authorized and empowered to execute this Contract and all documents necessary to consummate the transaction under this

Contract, and upon the execution of such documents by said party, such documents shall be binding and enforceable against Seller.

(d)   Execute and deliver to Buyer a certificate to the effect that all of the representations and warranties of Seller pursuant to Paragraphs 10 and 11 hereof are true and correct in all material respects as of the Closing Date or specifying which of such representations and warranties are no longer true and correct in any material respect and specifying the facts relating thereto.

(e)   Deliver to Buyer original counterparts of all Service Contracts, Permits and Engineering Materials, together with all original books, records, operating reports, files, plans and specifications, keys and other materials relating to the operation of the Property not previously delivered to Buyer to the extent that the foregoing are within Seller’s possession or control.

(f)    Execute and deliver all such other customary documents and affidavits which may be reasonably required pursuant to the terms of this Contract, by the settlement agent or by Buyer’s title insurance company in order to consummate Closing hereunder.

14.   Buyer’s Obligations at Closing.  At the Closing hereunder, Buyer shall do the following:

(a)   Pay the Purchase Price pursuant to Paragraph 1 above.

(b)   Join in the execution of the Assignment of Service Contracts and Assignment pursuant to Paragraph 13 above.

(c)   Deliver to Seller a certified resolution and/or any other evidence reasonably required by Seller evidencing that the party executing this Contract and all Closing documents on behalf of Buyer is duly authorized and empowered to execute this Contract and all documents necessary to consummate the transaction under this Contract, and upon the execution of such documents by such party, such documents shall be binding and enforceable against Buyer.

(d)   Execute and deliver to Seller a certificate to the effect that all of the representations and warranties of Buyer pursuant to Paragraph 10 hereof are true and correct in all material respects as of the Closing Date or specifying which of such representations and warranties are no longer true and correct in any material respect and specifying the facts relating thereto.

(e)   Execute and deliver all such customary documents and affidavits which may be reasonably required pursuant to the terms of this Contract, by the settlement agent or by Buyer’s title insurance company in order to consummate Closing hereunder.

15.   Intentionally Omitted.

16.   Defaults and Remedies.

(a)   Buyer’s Default; Seller’s Remedy.  In the event that all of the conditions precedent to Buyer’s obligation to proceed to Closing hereunder have been satisfied or waived and Seller performs all of its obligations hereunder and Buyer fails to close on the Property pursuant to the terms hereof in breach of the terms of this Contract or otherwise defaults hereunder, and fails to cure such default within five (5) business days after receipt by Buyer of written notice of such default from Seller, then Seller, as its sole and exclusive remedy, shall be entitled to terminate this Contract by delivery of written notice to Buyer and thereupon the Deposit shall be delivered by Escrow Agent to Seller and retained by Seller as full liquidated damages, in lieu of any other claims or causes of action which may be available to Seller at law or in equity by reason of such default hereunder by Buyer.  The foregoing forfeiture of the Deposit to Seller is agreed upon as liquidated damages by the parties hereto, and not as a penalty, because of the difficulty of ascertaining the actual damages Seller may suffer by reason of Buyer’s breach of this Contract.  Notwithstanding the foregoing, Seller shall still be entitled to assert all claims and causes of action which may be available to Seller at law or in equity in order to enforce the Surviving Obligations.

(b)   Seller’s Default; Buyer’s Remedies.  In the event that Buyer performs all of its obligations hereunder and Seller fails to proceed to Closing pursuant to the terms hereof in breach of the terms of this Contract or otherwise defaults hereunder, and fails to cure such default within five (5) business days after receipt by Seller of written notice of such default from Buyer, then Buyer, at its option and as its sole remedy, may either (i) terminate this Contract by delivery of written notice to Seller, and thereupon the Deposit shall be returned to Buyer, and Buyer shall have to right to bring an action against Seller for damages to recover Buyer’s actual out of pocket expenses, not to exceed $50,000.00 or (ii) seek to obtain specific performance of Seller’s obligations hereunder.

17.   Parties Bound.  Subject to Paragraph 25 below, this Contract shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

18.   Commission.  Upon Closing, Seller agrees to pay to CBRE (Seller’s broker) and KLNB LLC (Buyer’s broker) (together, the “Brokers”), a real estate commission in connection with this transaction in the amount of Six Percent (6%) of the Purchase Price.  Except for such commission to be paid by Seller to Brokers (collectively), Seller and Buyer each warrant to the other that they have dealt with no agent or broker with respect to the transaction contemplated by this Contract.  In the event that any claim for commission or finder’s fee is brought by any person or entity whatsoever as a consequence of the transaction contemplated hereby and as a result of any action or omission of either Seller or Buyer, then Seller or Buyer (whichever party is alleged to have committed the act or omission which is the basis of such claim), as the case may be, shall indemnify, defend and hold harmless the other party against any loss, cost, or expense of any nature, including, but not limited to, court costs and reasonable attorneys’ fees, arising as a consequence of such claim for the commission or fee.  Notwithstanding anything contained herein to the contrary, the terms and conditions of this Paragraph 18 shall survive Closing hereunder.

19.   Applicable Law.  This Contract shall be construed in accordance with the laws of the Commonwealth of Virginia.

20.   FIRPTA.  Seller hereby represents and warrants to Buyer that Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, and Seller further agrees, at Closing, to furnish Buyer an affidavit to this effect complying with the provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.  In addition, at Closing Seller agrees to execute all customary reporting forms required in order to comply with state, local and/or federal reporting requirements for this transaction.

21.   Possession.  Possession of the Property shall be given to Buyer on the Closing Date, free and clear of all tenancies and other possessory rights whatsoever, except for the rights under the Permitted Exceptions.

22.   Merger.  Except at expressly provided in Paragraphs 3 and 18 hereof, the provisions of this Contract shall not survive the Closing hereunder and shall be merged into the Deed executed and delivered by Seller at Closing.

23.   Total Agreement.  This Contract (including all Exhibits hereto) contains the full and final agreement between the parties hereto with respect to the sale and purchase of the Property.  Buyer and Seller shall not be bound by any terms, conditions, statements, warranties, or representations, oral or written, not contained herein.  No change or modification of this Contract shall be valid unless the same is in writing and is signed by the parties hereto.  No waiver of any of the provisions of this Contract shall be valid unless the same is in writing and is signed by both parties.

24.   Notices.  All notices, demands or other communications that may be necessary or proper hereunder shall be deemed duly given if personally delivered upon delivery (or at such time as delivery is not accepted by the intended recipient), (i) when deposited with Federal Express or other reputable overnight delivery service, (ii) when deposited in the United States mail, postage prepaid, first class, registered or certified, return receipt requested, or (iii)when sent by facsimile or email with a confirmation of receipt in either instance, and addressed respectively as follows:

Buyer:	Beaumeade Development Partners, LLC
c/o Kevin Goeller
8027 Leesburg Pike, ste 300, Vienna, Va 22182
Fax Number: 703-288-2999
Email: kgoeller@klnb.com

with a copy to:	Frontline
11 Acacia Lane
Sterling, Va. 20165
Attention: Thomas Fish
Fax Number:
Email: tfish1968@aol.com

Seller:	United Litho, Inc.
21800 Beaumeade Circle
Ashburn, Virginia
Attention: Robert Jakobe
Fax Number:
Email: bob.jakobe@sheridan.com

with a copy to:	Odin, Feldman & Pittleman, P.C.
9302 Lee Highway, Suite 1100
Fairfax, Virginia 22031
Attention: Jo Anne S. Bitner, Esquire
Fax Number: (703) 218-2160
Email: joanne.bitner@ofplaw.com

Escrow Agent:	Loudoun Commercial Title, LLC
108 South Street, SE, Suite G
Leesburg, VA 20175-3732
Attention: Robert M. Gordon, President
Fax Number: 703 737 3823

Any party hereto may change its address for notice purposes hereunder by delivering written notice thereof to the other parties in accordance with the foregoing provisions.

25.   Assignment.   This Agreement shall be assignable by Buyer upon written notice to Seller (but without prior written approval from Seller), provided, however, that Buyer shall not be released from its obligations hereunder without the prior approval of Seller.  Upon any such assignment by Buyer of this Contract and the assumption by the assignee of all obligations of Buyer hereunder, Buyer shall promptly deliver a copy thereof to Seller and Buyer shall not be released from its liabilities or obligations hereunder.

26.   Time.  Time is of the essence with respect to all matters set forth in this Contract.

27.   Risk of Loss.  The risk of loss for damage to the Property or any Improvements located thereon by fire or other casualty not caused by Buyer or by Buyer’s Agents (each a “Casualty”) is hereby assumed by Seller until the Closing hereunder and execution and delivery of the Deed covering the Property.  In the event that a Casualty occurs prior to the Closing Date, Seller shall promptly give Buyer written notice of such Casualty, together with Seller’s reasonable estimate of the cost and time period to repair or restore the damage caused by the Casualty.  In such event, Buyer shall elect to either (i) terminate this Contract by delivery of written notice thereof to Buyer on the earlier to occur of the Closing Date or five (5) business days after receipt by Buyer of Seller’s notice of the occurrence of the Casualty, whereupon Seller and Buyer shall have no further rights or obligations hereunder other than the Surviving Obligations and the Deposit shall be returned to Buyer, or (ii) proceed to Closing hereunder on the Closing Date and accept the Property and the Improvements at Closing in its “As is, Where is” condition without reduction in the Purchase Price, with Seller having no obligation whatsoever to repair the damage caused by the Casualty.  However, if Buyer elects to proceed to Closing under clause (ii) above, Seller shall assign and transfer to Buyer all of Seller’s right, title and interest in and to the insurance proceeds payable with respect to such Casualty, including any rent abatement insurance for such Casualty.

28.   Condemnation.  Seller agrees to give Buyer prompt notice of any actual or threatened taking of all or any portion of the Property by condemnation or eminent domain prior to the Closing Date hereunder.  In the event that prior to the Closing Date hereunder there shall occur a taking by condemnation or eminent domain of all or any portion of the Property or a proposed conveyance to a condemning authority in lieu of condemnation, then Buyer, at its option, shall either (i) terminate this Contract by delivery of written notice thereof to Seller, and thereupon the parties hereto shall have no further rights or obligations hereunder except for the Surviving Obligations and the Deposit shall be returned to Buyer, or (ii) proceed to Closing hereunder without reduction in the Purchase Price, in which event Seller shall assign to Buyer at Closing all interest of Seller in and to any condemnation proceeds that may be payable to Seller on account of such condemnation in an amount not exceeding the Purchase Price. Buyer shall receive a credit at Closing in the amount of any condemnation proceeds paid to Seller with respect to the Property prior to the Closing Date in an amount not exceeding the Purchase Price.

29.   Headings.  The paragraph headings contained in this Contract are for reference purposes only and shall not affect in any way the meaning or interpretation of this Contract.

30.   Weekends and Holidays.  Any date specified in this Contract for the performance of an obligation or expiration of a time period which is a Saturday, Sunday or a legal holiday shall be extended to the first regular business day after such date which is not a Saturday, Sunday or a legal holiday.  For purposes of this Contract, the Friday following Thanksgiving day shall be deemed to be a legal holiday.

31.   Counterpart Originals.  This Contract may be executed in multiple original counterparts, each of which shall be an original, but all of which shall constitute one and the same Contract.

32.   Litigation.  In the event that any party is required to resort to litigation to enforce its rights under this Contract, Seller and Buyer agree that any judgment awarded to the prevailing party shall include all litigation expenses of the prevailing party, including (without limitation) actual attorneys’ fees and court costs.

33.   No Partnership.  Notwithstanding anything contained herein to the contrary, it is not the intention of the parties hereto to create under any circumstances a partnership or a joint venture.  The rights, duties, obligations and liabilities of Seller and Buyer hereunder are separate and not joint or collective, and nothing herein shall ever be construed to create a partnership or joint venture under the laws of the Commonwealth of Virginia.  For all purposes under this Contract, the relationship of the parties hereunder shall be deemed to be a relationship of seller and buyer.

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed effective as of the later of the dates of execution set forth below or the later of the dates of any handwritten changes initialed by both parties, as the case may be, which later date shall be the Effective Date hereof and shall be inserted on Page 1 of this Contract.

BUYER:

Beaumeade Development Partners LLC

	By:	/s/ Thomas Fish
	Name:	Thomas Fish
February 3, 2011	Title:	President
Date

SELLER:

UNITED LITHO, INC.

	By:	/s/ Robert M. Jakobe
	Name:	Robert M. Jakobe
February 3, 2011	Title:	Secretary
Date

EXHIBIT “A”

Description of Property

All that certain property consisting of approximately 5.25 acres located in Loudoun County, Virginia, and known as Lot 53A-2, Phase 1, Section 3, Beaumeade, having an address of 21800 Beaumeade Circle, Ashburn, Virginia, and being the same Property acquired by United Litho, Inc. by Special Warranty Deed dated May 15, 1996 and recorded among the land records of Loudoun County, Virginia in Deed Book 1432 at Page 817.

EXHIBIT “B”

                      , 2011

Loudoun Commercial Title, LLC

108 South Street, SE, Suite G

Leesburg, VA 20175-3732

Attention: Robert M. Gordon, President

Re:                             Escrow Deposit under Contract of Sale Dated                             ,
2011, Between Beaumeade Development Partners LLC
(“Buyer”) and United Litho, Inc. (“Seller”)

Dear                     :

Delivered herewith by Buyer to you (the “Escrow Agent”) is the sum of Fifty Thousand and No/100 Dollars ($ 50,000.00) as the deposit (“Deposit”) under the above-captioned contract (the “Contract”) by wire transfer of funds or certified check.

The Deposit shall be delivered by Escrow Agent to Buyer upon the expiration of five (5) business days after Buyer’s certification to Escrow Agent stating that Seller is in default under the Contract, specifying Seller’s default, and stating that Buyer is entitled to a return of the Deposit, or that Buyer has terminated the Contract pursuant to a termination right permitted under the Contract and is entitled to a return of the Deposit, with a copy of said certification simultaneously being delivered by Buyer to Seller.  However, if prior to the expiration of such five (5) business day period Seller sends written notice to Escrow Agent disputing Buyer’s entitlement to the Deposit, then Escrow Agent shall retain the Deposit until such dispute is resolved by (i) written instructions to Escrow Agent signed by Seller and Buyer, or (ii) a final decree by a court of competent jurisdiction and the expiration of all appeal periods.

Escrow Agent shall deliver the Deposit to Seller upon the expiration of five (5) business days after Seller’s certification to Escrow Agent stating that Buyer is in default under the Contract, specifying Buyer’s default, and stating that Seller is entitled to a forfeiture of the Deposit, with a copy of said certification simultaneously being delivered by Seller to Buyer.  However, if prior to the expiration of such five (5) business day period Buyer sends written notice to Escrow Agent disputing such default, then Escrow Agent shall retain the Deposit until such dispute is resolved by (i) written instructions to Escrow Agent signed by Seller and Buyer, or (ii) a final decree by a court of competent jurisdiction and the expiration of all appeal periods.

Escrow Agent shall hold the Deposit in a separate interest-bearing account (which identifies the fact that Escrow Agent is holding the Deposit, in escrow, pursuant to the terms of this escrow letter and that Escrow Agent has no ownership interest in the Deposit) pursuant to Paragraph 1 of the Contract, and the Deposit shall not be commingled with any other funds of Escrow Agent.

In no event shall Escrow Agent be liable for any act or failure to act under the provisions of this escrow letter except where its acts are the result of its negligence or willful misconduct.  The Escrow Agent shall perform no further duties other than those hereinabove described.

Seller and Buyer hereby indemnify Escrow Agent against any loss, liability or damage (including costs of litigation and reasonable counsel fees) arising from and in connection with the performance of its duties under this escrow letter, except to the extent caused by Escrow Agent’s negligence or willful misconduct.  Should any dispute arise with respect to this escrow letter, whether such dispute arises between the parties hereto and others, or merely between themselves, it is understood and agreed that Escrow Agent may interplead such dispute and Seller and Buyer (whichever is the non-prevailing party in such dispute) will hold Escrow Agent harmless and indemnify it against all consequences and expenses which may be incurred by Escrow Agent in connection therewith, except to the extent caused by Escrow Agent’s negligence or willful misconduct.

The fee of Escrow Agent for its services hereunder shall be paid by Buyer.

Please indicate your receipt of the Deposit and your acceptance of the foregoing provisions of this escrow letter by signing two copies of this letter.

Very truly yours,

Buyer:

Beaumeade Development Partners, LLC

By:
Name:
Title:

Seller:

UNITED LITHO, INC.

By:
Name:
Title:

Accepted and Agreed to:

Escrow Agent:

LOUDOUN COMMERCIAL TITLE

By:
Name:
Title: